Exhibit 99.1
[IDENIX LETTERHEAD]
Idenix Pharmaceuticals’ Contact:
Amy Sullivan (617) 995-9838
IDENIX PHARMACEUTICALS REPORTS SECOND QUARTER AND SIX MONTH FINANCIAL RESULTS
Cambridge, MA, July 29, 2008 — Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral and other infectious diseases, today reported unaudited financial results for the second quarter ended June 30, 2008. At June 30, 2008, Idenix’s cash, cash equivalents and marketable securities totaled $80.6 million.
2008 Year-to-Date Business Highlights
•	Idenix has reported positive data from an ongoing phase I/II study of IDX899, a non-nucleoside reverse transcriptase inhibitor (NNRTI) being developed for the treatment of HIV-1. Patients receiving once-daily IDX899 achieved a mean plasma viral load reduction of approximately 1.8 log10 after seven days of treatment in each of the 800 mg, 400 mg and 200 mg dosing cohorts. Patients receiving placebo had a 0.05 log10 viral load increase over the same treatment period. No treatment-related serious adverse events were reported for any of the patients receiving IDX899 and no patients discontinued the study. Based on the potent antiviral activity of IDX899 observed to date, the study was recently amended to also evaluate a 100 mg/day dose.

•	Idenix has submitted an investigational new drug (IND) application for IDX184, a once-daily, oral nucleotide prodrug candidate for the treatment of chronic hepatitis C, to the United States Food and Drug Administration (FDA) and has initiated a phase I single dose escalation study in healthy volunteers. IDX184 has demonstrated HCV antiviral activity in both in vitro and in vivo preclinical models.

•	Idenix has continued to make progress in its preclinical HCV discovery effort. Clinical candidates from both its HCV protease inhibitor and non-nucleoside polymerase inhibitor programs are entering IND-enabling preclinical studies.
“This year, we have continued to advance our HCV and HIV discovery and development programs,” said Jean-Pierre Sommadossi, Ph.D., chairman and chief executive officer of Idenix. “We now have a pipeline that includes a promising HIV drug candidate and HCV drug candidates from each of the major HCV drug classes, nucleoside/tide polymerase inhibitors, non-nucleoside polymerase inhibitors and protease inhibitors.”
For the second quarter ended June 30, 2008, Idenix reported total revenues of $1.6 million, compared with total revenues of $19.7 million in the second quarter of 2007. The decrease is primarily due to a decline of $11.5 million in reimbursements of research and development costs from Novartis and a decrease of $6.7 million in license fee revenue. Idenix reported a net loss of $18.9 million, or a loss of $0.34 per basic and diluted share, for the second quarter ended June 30, 2008, compared to a net loss of $22.9 million, or a loss of $0.41 per basic and diluted share, for the second quarter ended June 30, 2007.
For the six months ended June 30, 2008, Idenix reported total revenues of $3.6 million, compared with total revenues of $44.5 million for the six months ended June 30, 2007. The decrease was due to a decline of $23.0 million in reimbursements of research and development costs from Novartis, a decrease of $8.2 million in license fee revenue and the lack of milestone payments during the first half of 2008 as compared to the first half of 2007. The company reported a net loss of $39.4 million, or a loss of $0.70 per basic and diluted share, for the six months ended June 30, 2008, compared with a net loss of $34.5 million, or a loss of $0.61 per basic and diluted share, for the six months ended June 30, 2007.
2008 Financial Guidance
The company continues to expect to end 2008 with approximately $50.0 million of cash, cash equivalents and marketable securities, assuming no milestone payments, license fees, reimbursement for development programs, and no financing activities during 2008.
Conference Call Information
Idenix will hold a conference call and webcast today at 8:30 a.m. ET. To access the call please dial 800-471-3635 U.S./Canada or 706-758-9475 International and enter passcode 56201724 or to listen to and view the live webcast of the call, go to “Calendar of Events” in the Idenix Investor Center at www.idenix.com. A replay of the call will also be available from 11:30 a.m. ET on July 29, 2008 until 11:59 p.m. ET on August 12, 2008. To access the replay, please dial 800-642-1687 U.S./Canada or 706-645-9291 International and enter passcode 56201724. An archived webcast will also be available for two weeks after the call on the Idenix website.
About Idenix
Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral and other infectious diseases. Idenix’s current focus is on the treatment of infections caused by hepatitis C virus and HIV. For further information about Idenix, please refer to www.idenix.com.
Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as “expect,” “plans,” “anticipates,” “will,” or similar expressions, or by express or implied statements with respect to the company’s clinical development programs or commercialization activities in HIV or hepatitis C, or any potential pipeline candidates and expectations with respect to additional milestone payments, future royalty payments and cash balances at the end of 2008. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. There can be no guarantees that historical sales of Tyzeka/Sebivo will in any way suggest future royalty payments or royalty rates owed to the company, or that the company will advance any clinical product candidate or other component of its potential pipeline to the clinic, to the regulatory process or to commercialization. In particular, management’s expectations could be affected by unexpected regulatory actions or delays; uncertainties relating to, or unsuccessful results of, clinical trials, including additional data relating to the ongoing clinical trials evaluating its product candidates; the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities; the company’s dependence on its collaboration with Novartis Pharma AG; changes in the company’s business plan or objectives; the ability of the company to attract and retain qualified personnel; competition in general; and the company’s ability to obtain, maintain and enforce patent and other intellectual property protection for its product candidates and its discoveries. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2008 as filed with the Securities and Exchange Commission (SEC) and other filings that the company makes with the SEC.
All forward-looking statements reflect the company’s expectations only as of the date of this release and should not be relied upon as reflecting the company’s views, expectations or beliefs at any date subsequent to the date of this release. Idenix anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

IDENIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues:
Collaboration revenue — related party	$1,433	$18,674	$3,478	$43,025
Other revenue	159	1,058	157	1,513

Total revenues	1,592	19,732	3,635	44,538

Operating expenses (1):
Cost of sales	415	167	810	237
Research and development	14,136	24,570	29,004	47,124
Selling, general and administrative	6,651	19,837	14,972	35,677
Restructuring charges	37	—	297	—

Total operating expenses	21,239	44,574	45,083	83,038

Loss from operations	(19,647)	(24,842)	(41,448)	(38,500)
Investment income and other income, net	485	1,802	1,425	3,780

Loss before income taxes	(19,162)	(23,040)	(40,023)	(34,720)
Income tax benefit	256	138	657	249

Net loss	$(18,906)	$(22,902)	$(39,366)	$(34,471)

Basic and diluted net loss per share:	($0.34)	($0.41)	($0.70)	($0.61)

Shares used in calculation of basic and diluted net loss per share:	56,359	56,170	56,316	56,148

(1) Stock-based compensation expenses included in operating expenses amounted to approximately:

Research and development	$467	$723	$1,127	$1,891

Selling, general and administrative	876	1,296	1,755	2,533

IDENIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	June 30,	December 31,
	2008	2007

ASSETS
Cash and cash equivalents	$54,062	$48,260
Marketable securities	16,270	39,862
Receivables from related party	1,727	11,196
Other current assets	3,221	4,401

Total current assets	75,280	103,719
Intangible asset, net	12,968	13,548
Property and equipment, net	14,873	15,460
Marketable securities, non-current	10,308	23,882
Other assets	3,852	3,931

Total assets	$117,281	$160,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$15,953	$21,809
Deferred revenue, related party	7,766	8,372
Other current liabilities	645	553

Total current liabilities	24,364	30,734
Long-term obligations	18,237	19,107
Deferred revenue, related party, net of current portion	34,948	41,861

Total liabilities	77,549	91,702
Stockholders’ equity	39,732	68,838

Total liabilities and stockholders’ equity.	$117,281	$160,540